EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-80230, No. 333-32569, No. 333-57565,
No. 333-99185, and No. 333-62570, each on Form S-8, and Amendment No. 1 to No. 33-84536, Amendment No. 4 to No. 333-70295, Post-Effective Amendment No. 1 to No. 333-92959, No. 333-103119, Amendment No. 1 to No. 333-123612, and No. 333-126046, each on Form S-3, of Camden Property Trust, of our reports dated March 8, 2006, relating to the financial statements and financial statement schedules of Camden Property Trust, and management’s report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of Camden Property Trust for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Houston, Texas
March 10, 2006